Exhibit 23.9

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 7, 2013, with respect to the Historical Summary of the Fortress Portfolio for the year ended December 31, 2012 included in the October 7, 2013 Current Report of American Realty Capital Properties, Inc. on Form 8-K, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 5, 2013